                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                     ALLERGAN SPECIALTY THERAPEUTICS, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   018494104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 1999
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 018494104                   13G                 PAGE 2    OF  8  PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        WOODBOURNE PARTNERS, L.P.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        264,600
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        8.1%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 018494104                   13G                 PAGE  3   OF 8   PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        FORSYTH JOINT VENTURE
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                 -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                             -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                  -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With              -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        63,300
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        1.9%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        00
--------------------------------------------------------------------------------

CUSIP NO. 018494104                   13G                 PAGE 4    OF 8   PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        CLAYTON MANAGEMENT COMPANY
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       327,900
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        327,900
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        327,900
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        10.0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP NO. 018494104                   13G                 PAGE 5    OF  8  PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        JOHN D. WEIL
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       327,900
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        327,900
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        327,900
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        10.0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP No. 018494104                     13G                    Page 6 of 8 Pages
--------------------------------------------------------------------------------

                         AMENDMENT NO. 2 TO SCHEDULE 13G

         The Reporting Person reported the acquisition of shares of Class A Common Stock, par value $.01 per share ("Stock"), of Allergan Specialty Therapeutics, Inc., a Delaware corporation ("Issuer"), 2525 Dupont Drive, Irvine, CA 92612, in an initial filing of this Schedule 13G on March 6, 1998, as amended by Amendment No. 1 filed on February 16, 1999. In this regard, Item 4 is hereby amended as follow. All other items are unchanged from the initial filing.

ITEM 4.           Ownership.


                                                WOODBOURNE        FORSYTH        CLAYTON              WEIL
                                                ----------        -------        -------              ----
(a)   Amount beneficially owned:                  264,600          63,300        327,900             327,900

(b)   Percent of Class:                            8.1%             1.9%          10.0%               10.0%

(c)   Number of Shares as to which the
      person has:

      (i)   Sole power to vote or direct
            the vote:                               -0-             -0-          327,900             327,900

      (ii)  Shared power to vote or direct
            the vote:                               -0-             -0-            -0-                 -0-

      (iii) Sole power to dispose or to
            direct the disposition of:              -0-             -0-          327,900             327,900

      (iv)  Shared power to dispose or to direct
            the disposition of:
                                                    -0-             -0-            -0-                 -0-

CUSIP No. 018494104                   13G                      Page 7 of 8 Pages
--------------------------------------------------------------------------------

ITEM 10.    Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: February 14, 2000                     WOODBOURNE PARTNERS, L.P.,

                                             by its General Partner, CLAYTON
                                             MANAGEMENT COMPANY


                                             /s/     John D. Weil
                                             -----------------------------------
                                              John D. Weil, President


Dated: February 14, 2000                     FORSYTH JOINT VENTURE,

                                             by its Manager, CLAYTON
                                             MANAGEMENT COMPANY


                                             /s/ John D. Weil
                                             -----------------------------------
                                              John D. Weil, President



Dated: February 14, 2000                     CLAYTON MANAGEMENT COMPANY

                                             /s/ John D. Weil
                                             -----------------------------------
                                              John D. Weil, President




Dated: February 14, 2000                     /s/ John D. Weil
                                             -----------------------------------
                                              John D. Weil

CUSIP No. 018494104                 13G                       Page 8 of 8 Pages
-------------------------------------------------------------------------------


                            EXHIBIT A TO SCHEDULE 13G

                     AGREEMENT PURSUANT TO RULE 13D-1(K)(1)

      The undersigned persons, on February 14, 2000, agree and consent to the joint filing on their behalf of this Amendment No. 2 to Schedule 13G in connection with their beneficial ownership of the Class A Common Stock of Allergan Specialty Therapeutics, Inc.

                                             WOODBOURNE PARTNERS, L.P.,

                                             by its General Partner, CLAYTON
                                             MANAGEMENT COMPANY


                                             /s/ John D. Weil
                                             ---------------------------------
                                              John D. Weil, President

                                             WOODBOURNE PARTNERS, L.P.,

                                             by its Manager, CLAYTON
                                             MANAGEMENT COMPANY


                                             /s/ John D. Weil
                                             ---------------------------------
                                              John D. Weil, President



                                             CLAYTON MANAGEMENT COMPANY


                                             /s/ John D. Weil
                                             ---------------------------------
                                              John D. Weil, President




                                             /s/ John D. Weil
                                             ---------------------------------
                                              John D. Weil